Exhibit 99.1

Virginia Supreme Court Issues Ruling Favorable to GeoMet,

Vacates and Remands Trial Court Injunction in Pipeline Dispute

Houston, Texas – June 20, 2007 – GeoMet, Inc. (NASDAQ: GMET) announced that the Virginia Supreme Court today overturned the order of May 23, 2007 issued by the Circuit Court of Buchanan County, Virginia to the extent it granted injunctive relief and conditions of suspension regarding the transportation of gas through GeoMet’s 12 mile pipeline. GeoMet’s 12 mile pipeline moves gas produced from its Pond Creek field to the Jewell Ridge lateral pipeline operated by East Tennessee Natural Gas.

In overturning these portions of the lower court ruling, the Virginia Supreme Court noted that the Circuit Court’s interlocutory order granted relief that CNX Gas Company, LLC (“CNX”) had not requested, failed to consider the factors necessary for injunctive relief, failed to comply with Virginia requirements that the duration of a temporary injunction be fixed, and failed to comply with Virginia requirements regarding the posting of a bond.

As a result, GeoMet may continue to transport gas through its 12 mile pipeline without the obligation to escrow any proceeds from the sale of gas transported through the pipeline, without posting a bond, and without removing its 12 mile pipeline. The portion of the lower court ruling declaring that CNX has the exclusive right to transport gas over the leased property was not disturbed by the Supreme Court’s actions today and the case was remanded to the Circuit Court for further proceedings. GeoMet intends to appeal the remaining portion of the May 23 order as soon as practicable.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged in the exploration for and development and production of natural gas from coal seams. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional oil and gas and coalbed methane development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 or ssmith@geometcbm.com or visit our website at www.geometinc.com.

Forward Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the GeoMet has filed with the Securities and Exchange Commission. GeoMet undertakes no duty to update or revise these forward-looking statements.